UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
March 13, 2026
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On March 13, 2026, the board of directors (the "Board") of lululemon athletica inc. (the "Company") appointed Chip Bergh as a member of the Board, effective March 17, 2026. In connection with Mr. Bergh's appointment, the Board increased the size of the Board from 9 to 10 members.
Mr. Bergh served as President and Chief Executive Officer and as a member of the board of directors of Levi Strauss & Co. from 2011 to 2024. He previously spent 28 years at The Procter & Gamble Company, most recently serving as Group President, Global Male Grooming. Mr. Bergh currently serves on the boards of directors of HP Inc., Pinterest, Inc. and e.l.f. Beauty, Inc. Since 2024, Mr. Bergh has served as a Senior Lecturer at Harvard Business School. He holds a Bachelor of Arts degree in international affairs from Lafayette College.
Mr. Bergh will serve as a Class I director with an initial term expiring at the 2026 annual meeting of stockholders (the "Annual Meeting"). Mr. Bergh will serve on the Corporate Responsibility, Sustainability, and Governance Committee and the People, Culture, and Compensation Committee. The Board has determined that Mr. Bergh qualifies as an "independent" director under Nasdaq listing standards.
Other than as described in this Item 5.02, there are no arrangements or understandings between Mr. Bergh and any other person pursuant to which he was selected as a director. There are no transactions in which Mr. Bergh has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Bergh will receive standard compensation for his service as a director consistent with that of our other non-employee directors. We expect Mr. Bergh to enter into our standard form indemnification agreement for non-employee directors.
Departure of Director
On March 13, 2026, David Mussafer, a member of the Board, informed the Board that he plans to retire from the Board at the end of his current term and will not stand for reelection at the Annual Meeting. Immediately following the Annual Meeting, the size of the Board will be reduced from 10 to 9 members. Mr. Mussafer currently serves as lead director and chair of the Corporate Responsibility, Sustainability and Governance Committee. Mr. Mussafer's decision to not stand for reelection was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 7.01.	Regulation FD Disclosure.
On March 17, 2026, the Company issued a press release in connection with Mr. Bergh's appointment to the Board as reported under Item 5.02 above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
The information in this Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1, is being furnished and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

99.1	Press release issued on March 17, 2026.

104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: March 17, 2026	/s/ MEGHAN FRANK
Meghan Frank
Interim Co-Chief Executive Officer and Chief Financial Officer